NEWS RELEASE

FOR IMMEDIATE RELEASE	OTCBB-UPBS

Upstream Biosciences Inc. Appoints Dr. Dale Pfost to Board of Directors

April 30th, 2007 - Upstream Biosciences Inc. (OTCBB:UPBS) ("Upstream" or "the Company"), an emerging leader in the field of genetic diagnostics for cancer and the prediction of drug response, has appointed Dr. Dale Pfost to the Company’s board of directors. Dr. Pfost is currently President of Opko Health and former CEO of Acuity Pharmaceuticals, Orchid BioSciences, and Oxford GlycoSciences.

"Dale has a proven track record of building successful Life Science companies," says Upstream CEO, Joel Bellenson. “His experience ranges from innovative research tools to revolutionary new drugs, and he has been a visionary in the world of molecular profiling.”

Dr. Pfost has been a biotechnology entrepreneur and leader in the commercialization of new diagnostic/analytical as well as drug discovery and development technologies and products for more than 20 years. He has been founding CEO of four biomedical companies, two of which progressed to become NASDAQ-traded public firms and a third which was acquired by an industry leader. He has led 17 financings at his firms that have raised over 330 million dollars.

Upstream is developing diagnostic tests that may aid in the early detection of cancer by identifying individuals with disease susceptibility. Upstream is also developing diagnostic tests that may determine whether a drug will be useful or harmful to an individual patient based on their genetic profile. According to the Journal of the American Medical Association, each year 100,000 people die in the United States due to adverse reactions to prescription drugs.

For more information, please contact Samantha Haynes at 1-800-539-0289 or info@upstreambio.com.

Media Contact: David Libby, Libby Communications: Tel. 510.868.4903 / Cel. 510.377.1466 dlibby@libbycommunnications.com

About Upstream Biosciences Inc.

Upstream Biosciences Inc. is an emerging leader in the field of genetic diagnostics for cancer and the prediction of drug response founded in 2004. Upstream discovers, develops, and licenses genetic based diagnostics for cancer susceptibility and drug response. Upstream's proprietary data mining pipeline enables it to locate and analyze genetic variations in the regions of DNA 'upstream' of the gene, the 'gene switches,’ which control the quantities and timing of expression of the genes and proteins important to disease and drug response. For further Company information please visit Upstream Biosciences website www.upstreambio.com

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements", as that term is defined in Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among others, the expectation and/or claim, as applicable, that: (i) the Company may become an emerging leader in the field of diagnostics for cancer and the prediction of drug response; (ii) the Company is developing diagnostic tests that may aid in the early detection of cancer by identifying individuals with disease susceptibility; (iii) the Company is developing diagnostic tests that may determine whether a drug will be useful or harmful to an individual patient based on their genetic profile; (iv) the Company may discover, develop and license its genetic based diagnostics for cancer susceptibility and drug response; and (v) the Company’s data mining pipeline may enable the Company to locate and analyze genetic variations in the regions of DNA which control the quantities and timing of expression of the genes and proteins important to disease and drug response.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others: (i) the risk that the Company does not execute its business plan; (ii) the inability of the Company to keep pace with technological advancements in the field of genetic diagnostics; (iii) the Company's inability to adequately protect its intellectual property or the Company's inadvertent infringement of third party intellectual property; (iv) the Company not being able to retain key employees; (v) competitors providing better or cheaper products and technologies; (vi) markets for the Company's products not developing as expected; (vii) the Company's inability to finance its operations or growth; (viii) inability to obtain all necessary government and regulatory approvals; and (ix) the inability to effectively market and commercialize the Company's technologies, including the establishment of viable relationships with third parties. These forward-looking statements are made as of the date of this news release and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although the Company believes that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance those beliefs, plans, expectations, or intentions will prove to be accurate. Investors should consider all of the information set forth herein and should also refer to the risk factors disclosed in the Company's periodic reports filed from time-to-time with the Securities and Exchange Commission and available at www.sec.gov.

© 2007 Upstream Biosciences Inc. ~ all rights reserved

DISCLAIMER FOR HISTORICAL PRESS RELEASES AND SEC FILINGS: This section contains historical and archived press releases and SEC filings for Upstream Biosciences Inc. The information in these press releases and SEC filings is historical in nature, has not been updated, and is current only to the date indicated in the particular press release or SEC filing. This information may no longer be accurate and therefore you should not rely on the any information contained in these press releases or SEC filings and should refer to our latest press releases and SEC filings. To the extent permitted by law, Upstream Biosciences Inc. and its employees, agents and consultants exclude all liability for any loss or damage arising from the use of, or reliance on, any such information, whether or not caused by any negligent act or omission.